Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SEP ACQUISITION CORP.,
as the Purchaser,

SEP ACQUISITION HOLDINGS INC.,
as Merger Sub,

and

SANUWAVE HEALTH, INC.,
as the Company

Dated as of August 23, 2023

(i)

3.13	Properties	16
3.14	Material Contracts.	16
3.15	Transactions with Affiliates	16
3.16	Merger Sub Activities	16
3.17	Investment Company Act	16
3.18	Finders and Brokers	17
3.19	Ownership of Stockholder Merger Consideration	17
3.20	Certain Business Practices	17
3.21	Insurance	17
3.22	Purchaser Trust Account	18
3.23	Takeover Statutes	18
3.24	Opinion of Purchaser Financial Advisor	18
3.25	Independent Investigation	18
3.26	Information Supplied	19
3.27	No Other Representations	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
4.1	Organization and Standing	20
4.2	Authorization; Binding Agreement	20
4.3	Capitalization	20
4.4	Subsidiaries	21
4.5	Governmental Approvals	22
4.6	Non-Contravention	22
4.7	SEC Filings and Company Financial Statements	23
4.8	Absence of Certain Changes	24
4.9	Compliance with Laws	25
4.10	Company Permits	25
4.11	Actions; Orders	25
4.12	Material Contracts.	25
4.13	Intellectual Property	27
4.14	Taxes and Returns	29
4.15	Real Property	31
4.16	Personal Property	31
4.17	Title to and Sufficiency of Assets	31
4.18	Employee Matters	32

(ii)

4.19	Benefit Plans	33
4.20	Environmental Matters	34
4.21	Transactions with Related Persons	35
4.22	Insurance	36
4.23	Books and Records	36
4.24	Top Customers and Suppliers	36
4.25	Certain Business Practices	36
4.26	Investment Company Act	37
4.27	Finders and Brokers	37
4.28	Healthcare Industry Matters	37
4.29	Product Liability	39
4.30	Takeover Statutes	39
4.31	Independent Investigation	39
4.32	Information Supplied	39
4.33	No Other Representations	40

ARTICLE V COVENANTS		40
5.1	Access and Information	40
5.2	Conduct of Business of the Company	41
5.3	No Control of the Company’s Business	44
5.4	Conduct of Business of the Purchaser	44
5.5	Public Filings	46
5.6	No Solicitation	46
5.7	Notification of Certain Matters	51
5.8	Efforts	51
5.9	Tax Matters	52
5.10	Transfer Taxes	52
5.11	Further Assurances	52
5.12	Registration Statement	53
5.13	Public Announcements	55
5.14	Post-Closing Board of Directors and Executive Officers	55
5.15	Indemnification of Directors and Officers; Tail Insurance	56
5.16	Trust Account Proceeds	57
5.17	PIPE Investment	57
5.18	Takeover Statutes	58

(iii)

5.19	Rule 16b-3	58
5.20	Additional Agreements	58
5.21	No Trading	59
5.22	Company Convertible Notes	59

ARTICLE VI CLOSING CONDITIONS		59
6.1	Conditions to Each Party’s Obligations	59
6.2	Conditions to Obligations of the Company	60
6.3	Conditions to Obligations of the Purchaser	61
6.4	Frustration of Conditions	62

ARTICLE VII TERMINATION AND EXPENSES		62
7.1	Termination	62
7.2	Effect of Termination	63
7.3	Fees and Expenses	64

ARTICLE VIII WAIVERS AND RELEASES		65
8.1	Waiver of Claims Against Trust	65

ARTICLE IX MISCELLANEOUS		66
9.1	No Survival	66
9.2	Notices	66
9.3	Binding Effect; Assignment	67
9.4	Third Parties	67
9.5	Governing Law; Jurisdiction	67
9.6	WAIVER OF JURY TRIAL	68
9.7	Specific Performance	68
9.8	Severability	68
9.9	Amendment	68
9.10	Waiver	68
9.11	Entire Agreement	69
9.12	Interpretation	69
9.13	Disclosure Schedules	70
9.14	Counterparts	70

ARTICLE X DEFINITIONS		70
10.1	Certain Definitions	70
10.2	Section References	80

(iv)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Sponsor Voting Agreement
Exhibit C	Form of Company Lock-Up Agreement
Exhibit D	Form of Sponsor Debt Conversion Agreement
Exhibit E-1	Form of Class B Charter Amendment
Exhibit E-2	Form of Net Tangible Assets Charter Amendment
Exhibit E-3	Form of Closing Date Purchaser Charter Amendment
Exhibit F	Purchaser Equity Plan
Exhibit G	Form of Purchaser Voting and Non-Redemption Agreement
Exhibit H	Form of Purchaser Letter Agreement Amendment
Exhibit I	Form of Purchaser Amendment to Warrant Agreement

INDEX OF ANNEXES

Annex	Description
Annex A	Company Convertible Notes

(v)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 23, 2023 by and among (i) SEP Acquisition Corp., a Delaware corporation (the “Purchaser”), (ii) SEP Acquisition Holdings Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) SANUWAVE Health, Inc., a Nevada corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.          The Company, directly and indirectly through its Subsidiaries, operates a medical technology company focused on the commercialization of its patented, FDA-approved, non-invasive medical devices focused on wound healing and the repair and regeneration of skin, musculoskeletal tissue, and vascular structures;

B.        The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below) pursuant to the applicable provisions of the Nevada Business Corporation Act (as amended, the “BCA”);

C.        The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, among other things (i)  all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for conversion of the shares of capital stock of the Company into shares of Purchaser Class A Common Stock (as defined herein) at the Conversion Ratio (as defined herein), and (ii) outstanding Company Convertible Securities will be, prior to the Effective Time, exercised, exchanged or converted, as applicable, into shares of Company Common Stock or assumed (with equitable adjustments to the number and exercise price of such assumed Company Convertible Securities) at the Effective Time by Purchaser with the result that the right to obtain shares of Company Common Stock pursuant to such assumed Company Convertible Securities shall be converted into the right to receive Purchaser Class A Common Stock, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BCA;

D.         The board of directors of the Purchaser has unanimously (i) determined that this Agreement and the Transactions, including the Merger, approval of the Purchaser Charter Amendments (as defined herein), the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, is fair, advisable and in the best interests of Purchaser and the Purchaser Stockholders, (ii) approved the Purchaser Charter Amendments, (iii) approved this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, upon the terms and subject to the conditions set forth herein, (iv) directed that approval of this Agreement and adoption of the Transaction, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan, be submitted to a vote at a meeting of Purchaser Stockholders, and (v) recommended to Purchaser Stockholders that they approve and adopt the Purchaser Charter Amendments, this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan;

E.          The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, is fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iii) directed that approval of this Agreement and adoption of the Transactions, including the Merger, be submitted to a vote at a meeting of the Company Stockholders, and (iv) recommended to Company Stockholders that they approve and adopt this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”);

F.          The board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and Purchaser, in its capacity as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Transactions, including the Merger;

G.       The Purchaser has received voting support agreements in the form attached as Exhibit A hereto (collectively, the “Company Voting Agreements”) signed by the Company and each of the Significant Company Holders (as defined herein);

H.         The Company has received a voting support agreement in the form attached as Exhibit B hereto signed by the Sponsor (the “Sponsor Voting Agreement”);

I.         Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into a lock-up agreement with the Purchaser, in the form attached as Exhibit C (each, a “Company Lock-Up Agreement”), which agreements will become effective as of the Closing;

J.          After the date of this Agreement, each of the Purchaser and the Company intends for the Purchaser to enter into subscription agreements on terms reasonably acceptable to the Purchaser and the Company (the “Subscription Agreements”) with investors (the “PIPE Investors”) to purchase shares of Purchaser Class A Common Stock in connection with a private equity investment in the Purchaser (the “PIPE Investment”), which PIPE Investment shall be consummated immediately prior to the Closing on the Closing Date;

K.         Simultaneously with the execution and delivery of this Agreement, the Purchaser and the Sponsor have entered into a debt conversion agreement (the “Sponsor Debt Conversion Agreement”) in the form attached as Exhibit D pursuant to which the Sponsor has agreed to cause the Sponsor Note to be converted into an investment in the PIPE Investment, with such agreement being contingent and effective upon the Closing;

L.         The Parties intend (i) that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein) to which the Purchaser and the Company are parties within the meaning of Section 368(b) of the Code and, depending on the facts at the time of the Closing, intend that the Merger and the PIPE Investment shall be considered part of an overall plan in which the Company Stockholders exchange their shares of Company Common Stock for the Stockholder Merger Consideration in an exchange described in Section 351 of the Code, and (ii) this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii), the “Intended Tax Treatment”); and

M.         Certain capitalized terms used herein are defined in Article X hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1        Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BCA, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall be deemed to refer to the Surviving Corporation).

1.2         Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Articles of Merger for the merger of Merger Sub with and into the Company (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the BCA and with the terms and conditions hereof (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption as a matter of law by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4         Tax Treatment. The Parties intend that this Agreement is and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.5        Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be amended to be “SANUWAVE Health, Inc.”, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation.

1.6        Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company, after giving effect to Section 5.14, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7        Company Convertible Notes. Each Company Convertible Note that is outstanding and unexercised, and has not been exchanged for shares of Company Common Stock, as of immediately prior to the Effective Time shall, to the extent permitted by the terms of such Company Convertible Note, automatically, without any action on the part of the holder thereof and without the issuance of a new convertible note with respect thereto, be assumed by the Purchaser and converted into a convertible note (each such assumed Company Convertible Note, an “Assumed Convertible Note”) to purchase that number of shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration equal to the product of (i) the number of shares of Company Stock subject to such Company Convertible Note as of immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio. Each Assumed Convertible Note shall be subject to the same terms and conditions as were applicable under the respective Company Convertible Note immediately prior to the Effective Time, except that each Assumed Convertible Note shall have an conversion price per share equal to the quotient obtained by dividing (x) the per share conversion price of the Company Convertible Note by (y) the Conversion Ratio (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Assumed Convertible Note, no evidence of book-entry shares representing fractional shares of Purchaser Class A Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, the issuable shares of Purchaser Class A Common Stock shall be rounded up to the nearest whole share of Purchaser Class A Common Stock.

1.8       Merger Consideration. As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, an amount equal to 7,793,000 shares of Purchaser Class A Common Stock (the “Merger Consideration”). The Merger Consideration shall be paid, or reserved for issuance and payable, as follows:

(a)        Each Company Stockholder shall receive for each share of Company Common Stock held (excluding any Company Securities described in Section 1.9(b)), a number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio (the aggregate portion of the Merger Consideration amount payable to all Company Stockholders in respect of shares of Company Stock (but excluding Merger Consideration payable in respect of Company Options, Assumed Warrants and Assumed Convertible Notes) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”).

(b)         The holders of Company Options shall receive, from the Merger Consideration, such number of Purchaser Options as described in Section 1.9(d), with such terms and conditions as described in Section 1.9(d).

(c)         The holders of Company Warrants that are outstanding immediately prior to the Effective Time shall have the rights described in Section 1.9(e) with respect to such Assumed Warrants, with such terms and conditions as described in Section 1.9(e).

(d)         The holders of Company Convertible Notes that are outstanding immediately prior to the Effective Time shall have the rights set forth in Section 1.7 with respect to such Assumed Convertible Notes, with such terms and conditions as described in Section 1.7.

1.9         Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)         Company Stock. Subject to Section 1.9(b), all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each share of Company Common Stock being entitled to receive that number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.10(f). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.13 below).

(b)         Treasury Stock. Notwithstanding Section 1.9(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)         Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.13.

(d)          Company Options.

(i)         At the Effective Time, each outstanding Company Option (whether vested or unvested, exercisable or unexercisable) that is outstanding as of immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by the Purchaser and automatically converted into the right to receive an option (each, a “Purchaser Option”) to acquire shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration, as described further below. Subject to the subsequent sentence, each Purchaser Option that corresponds to a Company Option that was originally granted pursuant to the Company Equity Plan will continue to be subject to the same terms and conditions set forth in the Company Equity Plan and the applicable award agreement as in effect immediately prior to the Effective Time (including, without limitation, the vesting and acceleration provisions therein), except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Class A Common Stock, respectively. Each Purchaser Option shall: (i)  represent the right to acquire a number of shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration equal to (as rounded up to the nearest whole number) the product of (A) the number of shares of Company Common Stock that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the corresponding Company Option, divided by (B) the Conversion Ratio.

(ii)       The Purchaser shall take all corporate action necessary to reserve for future issuance a sufficient number of shares of Purchaser Class A Common Stock for delivery upon the exercise of Purchaser Options, and shall maintain such reserve for so long as any of the Purchaser Options remain outstanding. From and after the Effective Time, the Company shall not issue any new awards under the Company Equity Plan. Within a reasonably practicable period (subject to SEC rules and guidelines for a former shell company) after the Closing, the Purchaser shall file with the SEC a registration statement on Form S-8 (or any successor form, or, if Form S-8 is not available, other appropriate forms as may be required under applicable Law) relating to the shares of Purchaser Class A Common Stock issuable with respect to the Purchaser Options, and shall maintain the effectiveness of such registration statement for as long as required to issue Purchaser Class A Common Stock pursuant to the Purchaser Options.

(e)        Company Warrants.  Each Company Warrant that is outstanding and unexercised, and has not been exchanged for shares of Company Common Stock, as of immediately prior to the Effective Time shall to the extent permitted by the terms of such Company Warrant, automatically, without any action on the part of the holder thereof and without the issuance of a new warrant with respect thereto, be assumed by the Purchaser and converted into a warrant (each such warrant, an “Assumed Warrant”) to purchase that number of shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration equal to the product of (1) the number of shares of Company Stock subject to such Company Warrant multiplied by (2) the Conversion Ratio. Each Assumed Warrant shall be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company Warrant by (y) the Conversion Ratio (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of Purchaser Class A Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, the issuable shares of Purchaser Class A Common Stock shall be rounded up to the nearest whole share of Purchaser Class A Common Stock.

(f)         Equitable Adjustment.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Purchaser or the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change without any increase in aggregate amounts payable; provided, that this Section 1.9(f) shall not be construed to permit Purchaser, Merger Sub, or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

1.10       Surrender of Company Securities and Disbursement of Merger Consideration.

(a)         Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the shares of Company Common Stock represented by certificates (“Company Certificates”) or book-entry shares (the “Company Book-Entry Shares”) for Stockholder Merger Consideration. On or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, the Stockholder Merger Consideration. All book-entry shares representing Purchaser Class A Common Stock deposited by Purchaser with the Exchange Agent for distribution pursuant to this Article I are referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement.  The Exchange Fund will not be used for any other purpose.

(b)         On or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”) in a form to be mutually agreed upon by the Company and the Purchaser.

(c)        Subject to Section 1.10(d), at the Closing, Purchaser shall cause to be issued from the Exchange Fund to each holder of Company Common Stock immediately prior to the Effective Time who has, at least three (3) Business Days prior to the Closing Date, delivered a completed and duly executed Letter of Transmittal to the Exchange Agent, evidence of book-entry shares representing the number of whole shares of the aggregate Purchaser Class A Common Stock in respect of such Company Common Stock held by such holder.

(d)       Each Company Stockholder shall be entitled to receive the number of shares of Purchaser Class A Common Stock with respect to such shares of Company Common Stock held by such Company Stockholder (excluding any Company Securities described in Sections 1.9(b) or 1.9(c)), on or as soon as reasonably practicable after the Effective Time, but subject to the delivery by such Company Stockholder to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”) in forms to be mutually agreed by the Purchaser and the Company prior to the Closing: (i) a properly completed and duly executed Letter of Transmittal; and (ii) such other related documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate or Company Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate or Company Book-Entry Share.

(e)        If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate or Company Book-Entry Share is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) with respect to Company Certificates, such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered such Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser, and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or Company Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)       After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10(f). No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Class A Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or Company Book-Entry Shares that have not yet been surrendered with respect to Purchaser Class A Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or Company Book-Entry Shares shall provide the other Transmittal Documents. Subject to applicable Law, following delivery of the other Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, book-entry shares representing Purchaser Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Class A Common Stock.

(g)       All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.10(g) prior to the date that is four (4) years after the Effective Time shall thereafter look only to the Purchaser for payment of the portion of the applicable Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)        Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by virtue of the Merger or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Class A Common Stock.

1.11       Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.12       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13      Appraisal Rights. No Company Stockholder who has validly exercised and perfected its appraisal rights pursuant to NRS 92A.300 et seq. of the BCA (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the BCA. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in NRS 92A.300 et seq. of the BCA with respect to the Dissenting Shares owned by such Dissenting Stockholder. Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the BCA, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the BCA.  All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the BCA (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Stockholder Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.10.  The Company shall give the Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal; provided that the Company shall direct all negotiations and proceedings with respect to demand for appraisal under the BCA. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.14      Withholding. Each of the Purchaser, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable, issuable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries, issuances and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 1.14 other than with respect to amounts treated as compensation for applicable Tax purposes, the Purchaser shall use commercially reasonable efforts to give prior written notice to the Company at least five (5) days’ prior to the applicable date of such anticipated deduction or withholding, in order to provide the Company with a reasonable opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding, and the Purchaser shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 1.14, in all events, subject to the requirement of applicable Law.  To the extent that the Purchaser, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates deducts and withholds any such amounts with respect to any Person and properly and timely remits such deducted and withheld amounts to the applicable Governmental Authority, such deducted and withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes.

ARTICLE II
CLOSING

2.1        Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place remotely, through the exchange of documents via electronic mail or facsimile, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in any such document.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), or (ii) the Purchaser SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date hereof (it being acknowledged that nothing disclosed in such a SEC Report under the headings “Risk Factors” or “Forward-Looking Statements” will be deemed to modify or qualify and representations or warranties set forth in Article III), the Purchaser represents and warrants to the Company as follows:

3.1        Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Purchaser is duly qualified or licensed and in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2         Authorization; Binding Agreement.

(a)        The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the board of directors of the Purchaser in accordance with the Purchaser’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Purchaser is a party or by which it or its securities are bound, and (ii) other than the Required Purchaser Stockholder Approval, no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b)         The Purchaser’s board of directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, approval of the Purchaser Charter Amendments, the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, is fair, advisable and in the best interests of Purchaser and the Purchaser Stockholders, (ii) approved the Purchaser Charter Amendments, (iii) approved this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, upon the terms and subject to the conditions set forth herein, (iv) directed that approval of this Agreement and adoption of the Transaction, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan, be submitted to a vote at a meeting of Purchaser Stockholders, and (v) recommended to Purchaser Stockholders that they approve and adopt the Purchaser Charter Amendments, this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan.

(c)         Merger Sub’s board of directors, by resolutions duly adopted, has approved and declared advisable, this Agreement and the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement, and the Purchaser, in its capacity as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger and the other Transactions.

3.3        Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and any Ancillary Documents to which it is or is required to be a party or the consummation by the Purchaser of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4        Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is or is required to be a party or otherwise bound, and the consummation by the Purchaser of the Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict in any manner with or violate in any respect any Law, Order or Consent applicable to the Purchaser or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5         Capitalization.

(a)        The Purchaser is authorized to issue (i) 150,000,000 shares of Purchaser Class A Common Stock, (ii) 20,000,000 shares of Purchaser Class B Common Stock, and (iii) 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Purchaser. All outstanding Purchaser Class A Common Stock and Purchaser Class B Common Stock is duly authorized, validly issued, fully paid and non-assessable and is not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which it or its securities are bound. The Purchaser holds no shares or other equity interests of the Purchaser in its treasury. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Purchaser Preferred Stock are as stated in the Purchaser’s Organizational Documents and as provided by the DGCL.

(b)        Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the Transactions, other than Merger Sub, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c)      Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, rights of first refusal, preemptive or similar rights other than the Redemption, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser, (B) obligating the Purchaser to issue, transfer, deliver, offer or sell or cause to be issued, transferred, delivered, offered or sold any options or shares or securities convertible into or exchangeable for such shares, (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription, convertible securities, right of first refusal, preemptive right or other similar right, agreement or arrangement or commitment for such shares, or (D) other than the Redemption or as expressly set forth in this Agreement, obligating the Purchaser to redeem, repurchase or otherwise acquire any such shares or other equity interests, or provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Purchaser or any other Person. Except as set forth in Schedule 3.5(c), there is no agreement or commitment by the Purchaser relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the Purchaser.

(d)        All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e)        Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with an Extension, if any) or as set forth on Schedule 3.5(e), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6         SEC Filings and Purchaser Financials.

(a)        Except as set forth on Schedule 3.6(a)(i), the Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form; (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above; (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Purchaser SEC Reports”); and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required restatements of the Purchaser Financials (defined below) or the Purchaser SEC Reports) to the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC April Warrant Statement”), the Purchaser SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Purchaser SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Purchaser SEC Reports), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Reports. None of the Purchaser SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigations as of the date of this Agreement. As used in this Section 3.6(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, except as set forth on Schedule 3.6(a)(ii), (A) the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)        Except for any changes (including any required restatements of the Purchaser Financials (defined below) or the Purchaser SEC Reports) to the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the SEC April Warrant Statement, the financial statements and notes of the Purchaser contained or incorporated by reference in the Purchaser SEC Reports (the “Purchaser Financials”) are complete and accurate in all material respects and fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows as of the respective dates of, and for the periods referred to in, such Purchaser Financials, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, including Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) the books and records of the Purchaser as of the times and for the periods referred to therein.

(c)        Except for any changes (including any required restatements of the Purchaser Financials or the Purchaser SEC Reports) to the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the SEC April Warrant Statement and except as specifically disclosed, reflected or fully reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved against the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the most recent Purchaser Financials.

3.7        Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, (a) the Purchaser has, since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2022, the Purchaser has not been subject to any event or occurrence, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and (c) since December 31, 2022, the Purchaser has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.4(b) (without giving effect to Schedule 5.4) if such action were taken on or after the date hereof without the consent of the Company.

3.8        Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business and, to the Knowledge of the Purchaser, is not under investigation with respect to any violation or alleged violation of any applicable Laws, except for such noncompliance or investigation that would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of any applicable Laws, except for such noncompliance or investigation that would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice in the last three (3) years alleging any violation of applicable Law in any material respect by the Purchaser.

3.9        Purchaser Permits. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure for such Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10      Actions; Orders. As of the date of this Agreement, there is (a) no Action of any nature currently pending or, to the Knowledge of the Purchaser, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser (and no such Action has been brought in the past three (3) years, or to the Knowledge of the Purchaser, threatened in the past three (3) years) and (b) no material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b), by or against the Purchaser or any of its business, equity securities or assets. In the past three (3) years to the date of this Agreement, none of the current or former officers, senior management or directors of the Purchaser have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.11       Taxes and Returns.

(a)        The Purchaser and Merger Sub have each timely filed, or caused to be timely filed, all income Tax Returns and all other material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, correct and complete in all material respects, and has timely paid, or caused to be timely paid, all income Taxes and other material Taxes required to be paid, other than such Taxes that are not yet due and payable for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. No written claim has been made within the last thirty-six (36) months by any Governmental Authority in a jurisdiction where Purchaser or Merger Sub do not currently file Tax Returns that Purchaser or Merger Sub is or may be subject to taxation by that jurisdiction, which such claim has not been resolved. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or Merger Sub in respect of any material amount of Tax, and neither the Purchaser nor the Merger Sub has not been notified in writing of any proposed material Tax claims or assessments against the Purchaser or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of the Purchaser’s or Merger Sub’s assets, other than Permitted Liens. Neither the Purchaser nor the Merger Sub has any outstanding waivers, extensions, or requests for extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser or Merger Sub for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any material Tax Return.

(b)       Neither the Purchaser nor the Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)        Each of the Purchaser and the Merger Sub has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to or deposited with the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(d)        Within the last thirty-six (36) months, neither the Purchaser nor the Merger Sub has made any changes in any Tax accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on Purchaser or the Merger Sub’s Taxes following Closing.

(e)        Neither the Purchaser nor the Merger Sub has engaged in or entered into any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)         Neither the Purchaser nor the Merger Sub has Liability for the material Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law), (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial contracts and agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Purchaser nor the Merger Sub is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(g)         Neither the Purchaser nor the Merger Sub has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding, except, in each case, to the extent that the effect of such ruling, memorandum, or agreement would not reasonably be expected to be material to the Taxes of Purchaser or Merger Sub after Closing.

(h)         Neither the Purchaser nor the Merger Sub nor any predecessor thereof: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) (A) is, or has during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) is or has been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes other than a group of which the Purchaser is the common parent.

3.12      Employees and Employee Benefit Plans. The Purchaser does not (a) have any employees (including service providers that would be considered employees under common law) or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) from the Purchaser or its Subsidiaries becoming due to any director, officer or employee of the Purchaser or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit. There is no arrangement with respect to any employee of the Purchaser that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Purchaser and no arrangement exists pursuant to which the Purchaser will be required to “gross up” or otherwise compensate any person because of the imposition of any excise Tax on a payment to such person.

3.13       Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.14       Material Contracts.

(a)        Except as set forth on Schedule 3.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the Purchaser SEC Reports.

(b)         With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.15     Transactions with Affiliates. Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.16     Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.17      Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.18      Finders and Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

3.19      Ownership of Stockholder Merger Consideration. All shares of Purchaser Class A Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Class A Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Company Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Class A Common Stock pursuant hereto will not be subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. All of the outstanding Purchaser Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

3.20       Certain Business Practices.

(a)        Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)        The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)         None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last three (3) fiscal years directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.21      Insurance. Schedule 3.21 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, products, products liability, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and, to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.22      Purchaser Trust Account. As of June 30, 2023, the Trust Account has a rounded off balance of no less than $13,634,402. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Class A Common Stock (or in connection with an extension of the Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the second sentence of Section 8.1.

3.23      Takeover Statutes. The Purchaser board of directors has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL or contained in Section 78.411 through Section 78.444 of the BCA will not apply to this Agreement, the Transactions, including by approving this Agreement, the Mergers and the other Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Purchaser is a party or by which it or they are bound with respect to any capital stock of the Purchaser.

3.24      Opinion of Purchaser Financial Advisor. ValueScope, Inc. (the “Purchaser Financial Advisor”) has delivered to the board of directors of the Purchaser as of the date hereof an opinion to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger is fair, from a financial point of view, to holders of Purchaser Class A Common Stock and Purchaser Class B Common Stock. A copy of the written opinion has been provided to the Company, solely for informational purposes (it being understood and agreed that such written opinion may not be relied upon by the Company or its Affiliates).

3.25     Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.26      Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the press releases or filings with the SEC relating to the Transactions will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

3.27       No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser, nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser, the Purchaser Securities, the business of the Purchaser, or the Transactions, and the Purchaser hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser or any of its respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target Companies, the Company Security Holders or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target Companies, the Company Security Holders or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”) or (ii) the Company SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date hereof (it being acknowledged that nothing disclosed in such a SEC Report under the headings “Risk Factors” or “Forward-Looking Statements” will be deemed to modify or qualify and representations or warranties set forth in Article IV), the Company hereby represents and warrants to the Purchaser as follows:

4.1        Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the BCA. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Target Company is duly qualified or licensed and in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business as of the date of this Agreement and all names other than its legal name under which any Target Company does business as of the date of this Agreement. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2         Authorization; Binding Agreement.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the BCA, any other applicable Law or any Contract to which the Company is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)       The Company’s board of directors, by resolutions duly adopted, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, is fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iii) directed that approval of this Agreement and adoption of the Transactions, including the Merger, be submitted to a vote at a meeting of the Company Stockholders, and (iv) recommended to Company Stockholders that they approve and adopt this Agreement and the Transactions, including the Merger.

4.3         Capitalization.

(a)       The Company is authorized to issue (i) 2,500,000,000 shares of Company Common Stock, par value $0.001 per share, of which 1,026,078,464 shares as of August 18, 2023 are issued and outstanding, and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.0001 per share, of which no shares as of the date hereof are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated (A) 6,175 shares as Company Series A Preferred Stock, of which no shares are outstanding, (B) 293 shares as Company Series B Preferred Stock, of which no shares are outstanding, (C) 90 shares as Company Series C Preferred Stock, of which no shares are outstanding, and (D) 8 shares as Company Series D Preferred Stock, of which no shares are outstanding. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, any other applicable Law, the Company Articles or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Articles and as provided by the BCA.

(b)        As of the date of this Agreement, the Company has reserved 35,000,000 shares of Company Common Stock for issuance pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. As of the date of this Agreement, of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 19,136,150 of such shares are reserved for issuance upon exercise of Company Options that are outstanding as of the date of this Agreement, and (y) 15,863,850 of such shares remain available for future awards permitted under the Company Equity Plan. Except as set forth on Schedule 4.3(b), as of the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, rights of first refusal, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) to which the Company is a party, (A) relating to the issued or unissued shares of the Company, (B) obligating the Company to issue, transfer, deliver, offer or sell or cause to be issued, transferred, delivered, offered or sold any options or shares or securities convertible into or exchangeable for such shares, (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription, convertible securities, right of first refusal, preemptive right or other similar right, agreement or arrangement or commitment for such shares, (D) obligating the Company to redeem, repurchase or otherwise acquire any such shares or other equity interests, or (E) to provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Person. Except as set forth on Schedule 4.3(b), as of the date of this Agreement, there is no agreement or commitment by the Company relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the Company. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)        Except as disclosed in the Company Financials, since January 1, 2023, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4        Subsidiaries. Schedule 4.4 sets forth, as of the date of this Agreement, the name of each Subsidiary of the Company, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents) and no depositary receipts have been issued for or in respect of any equity securities issued by any Subsidiary. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5       Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with OTC Market or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6        Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict in any manner with or violate in any respect any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.7         SEC Filings and Company Financial Statements.

(a)        The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement, the Company has delivered to the Purchaser copies in the form filed with the SEC of all of the following: (i) the Company’s annual reports on Form 10-K for the past three (3) fiscal years; (ii) the Company’s quarterly reports on Form 10-Q for each fiscal quarter from and after January 1, 2023, that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above; (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”); and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Company Public Certifications”). The Company SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Company Public Certifications are each true as of their respective dates of filing. Except as otherwise described in Schedule 4.7(a), as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Company SEC Reports. None of the Company SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigations as of the date of this Agreement. As used in this Section 4.7(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Company Common Stock is listed on the OTCQB, (B) the Company has not received any written deficiency notice from the OTCQB relating to the continued listing requirements of such Company Common Stock, (C) there are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Company Common Stock on the OTCQB, and (D) such Company Common Stock is compliance with all of the applicable corporate governance rules of the OTCQB.

(b)        As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2022 and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows as of the respective dates of, and for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2023 (the “Interim Balance Sheet Date”), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) month period then ended. The Company Financials are complete and accurate in all material respects and fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows as of the respective dates of, and for the periods referred to in, such Company Financials, all in accordance with (x) GAAP methodologies applied on a consistent basis throughout the periods involved, (y) with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, including Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (z) the books and records of the Target Companies as of the times and for the periods referred to therein.

(c)        Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(d)        The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.  The Company Convertible Notes set forth on Annex A represent all of the convertible promissory notes of the Company that are convertible into shares of Company Common Stock.

(e)       Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that (i) are adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) are incurred after the Interim Balance Sheet Date in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8        Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2022 to the date of this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to any event or occurrence, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (c) has not taken any action that would be prohibited by Sections 5.2(b)(i)-(iv), (xiii), (xv)-(xvi), or (xviii) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9        Compliance with Laws. During the past three (3) years, no Target Company is or has been in conflict or noncompliance with, or in default or violation of (nor has any Target Company received, during the three (3) years prior to the date of this Agreement, any written notice of any conflict or non-compliance with, or default or violation of) any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except for such conflict, noncompliance, default or violation that would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, no Target Company is under investigation with respect to any violation or alleged violation of any applicable Laws, except for such noncompliance or investigation that would not reasonably be expected to have a Material Adverse Effect on such Target Company, and no Target Company has received written notice in the last three (3) years alleging any violation of applicable Law in any material respect by such Target Company.

4.10      Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits (including those administered by the FDA or by any Governmental Authority performing functions similar to those performed by the FDA that governs the business of a Target Company) necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to possess such Company Permit would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Target Companies. The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits as of the date of this Agreement, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, except where the failure for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. No suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any material Company Permit and, as of the date of this Agreement, no Target Company has received any written notice of any Actions relating to the revocation or material modification of any material Company Permit.

4.11      Actions; Orders. Except as described on Schedule 4.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (and no such Action has been brought in the past three (3) years or, to the Company’s Knowledge, threatened in the past three (3) years), or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years to the date of this Agreement, in either case of (a) or (b) by or against any Target Company, or any Target Company’s business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years to the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12       Material Contracts.

(a)         Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected as of the date of this Agreement (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i)        contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non- competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)      involves any joint venture, profit sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)       involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)       evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v)        involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business) or shares or other equity interests of any Target Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets, in each case with ongoing or future rights or obligations on behalf of any Target Company;

(vii)      by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 in the 12-month period ended December 31, 2022, or during the 12-month period ending December 31, 2023 (on an annualized basis);

(viii)      is with any Top Customer or Top Supplier;

(ix)     is between any Target Company and any Related Person of a Target Company, including all non-competition, severance and indemnification agreements (other than at-will employment or consulting arrangements, confidentiality, non-solicitation, non-competition, or Intellectual Property assignment agreements with employees and contractors entered into in the ordinary course of business);

(x)        obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xi)      relates to a material settlement in excess of $500,000 entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii)       provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiii)     relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business, or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company (each such scheduled Contract, a “Company IP License”); or

(xiv)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)        Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, as of the date of this Agreement each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company as of the date of this Agreement, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) as of the date of this Agreement no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract, other than modifications in the ordinary course of business; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.13       Intellectual Property.

(a)         A Target Company owns, is licensed to use pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Target Companies (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company.  Schedule 4.13(a) sets forth a true and complete list of the following, which are owned or purported to be owned by a Target Company: (i) Patents and Patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) domain name registrations ((i) – (iv),  the “Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, (i) none of the Company Intellectual Property owned or purported to be owned by a Target Company (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) all Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid.  There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, (i) the conduct of the business of the Target Companies does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2021, infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against any Target Company that the conduct of the business of any Target Company infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party.  To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2021, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by a Target Company.

(d)       Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, each Target Company has taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of such Target Company and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, none of the Company Owned Intellectual Property that is material to the business of a Target Company and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business and that are, to the Knowledge of the Company, valid and enforceable.

(e)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Target Companies and assigns to a Target Company exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by law or non-assignable moral rights.

(f)         To the Knowledge of the Company as of the date of this Agreement, no Person has obtained unauthorized access to Third Party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies as currently conducted does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)        Except as may be set forth in Schedule 4.13(g) or as contained in license, distribution and service Contracts entered into in the ordinary course of business by the Target Companies, (i) no Target Company is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Target Company taken as a whole, and (ii) no Target Company has assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(h)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, (i) to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems currently used to provide material products to customers in the conduct of a Target Company as it is currently conducted (the “IT Systems”) during the two (2) year period preceding and up to the date of this Agreement, (ii) the Target Companies have in place adequate security controls and disaster recovery plans and procedures for the IT Systems, and (iii) to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems in the two (2) year period preceding and up to the date of this Agreement that, pursuant to any legal requirement, would require a Target Company to notify customers or employees of such breach or intrusion.

(i)        The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of any Contract providing for the license or other use of Intellectual Property to or from a Target Company. Following the Closing, the Surviving Corporation shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14       Taxes and Returns.

(a)        Each Target Company has timely filed, or caused to be timely filed, all income Tax Returns and all other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct, and complete in all material respects, and has timely paid, or caused to be timely paid, all income Taxes and other material Taxes required to be paid, other than such Taxes that are not yet due and payable and for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(b)         No written claim has been made within the last thirty-six (36) months by any Governmental Authority in any jurisdiction in which a Target Company does not currently file a Tax Return that such Target Company is or may be subject to taxation in that jurisdiction, which claim has not been resolved.

(c)        There are no claims, assessments, audits, examinations, investigations, or other Actions pending against the Target Companies in respect of any material amount of Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(d)         There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)        Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to or deposited with the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)         No Target Company has any outstanding waivers, extensions, or requests for extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any material Tax Return.

(g)        Within the last thirty-six (36) months, no Target Company has made any changes in any Tax accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on such Target Company’s Taxes following Closing.

(h)         No Target Company has engaged in or entered into any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i)         No Target Company has any Liability for the material Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law), (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial contracts and agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(j)         No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding, except, in each case, to the extent that the effect of such ruling, memorandum, or agreement would not reasonably be expected to be material to the Taxes of such Target Company after Closing.

(k)        No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two (2) year period ending on the date hereof or (B) in a distribution which constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) (A) is, or has during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) is or has been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes other than a group of which the Company is the common parent.

(l)         No Target Company has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15      Real Property. Schedule 4.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company as of the date of this Agreement (collectively, the “Leased Real Property”), as well as the current annual rent and term under each Company Real Property Lease. The Company has made available to the Purchaser a true and complete copy of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto in effect as of the date of this Agreement for the Leased Real Property (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, (i) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or, as of the date of this Agreement, any other party under any of the Company Real Property Leases, and, (ii) as of the date of this Agreement, no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16      Personal Property. Each item of Personal Property which is owned, used or leased by a Target Company as of the date of this Agreement with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, as of the date of this Agreement all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or, as of the date of this Agreement, any other party under any of the Company Personal Property Leases, and as of the date of this Agreement, no Target Company has received notice of any such condition.

4.17      Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than, (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials, and (d) Liens set forth on Schedule 4.17. The material assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18       Employee Matters.

(a)        Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. As of the date hereof, no current officer of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(b)        Except as set forth in Schedule 4.18(b), and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser, each Target Company since January 1, 2020, (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (collectively, “Employment Laws”), (ii) has not incurred any Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with any Employment Law, and (iii) has not incurred any Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with payment of wages. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any Employment Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)        Schedule 4.18(c) sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date the employee’s name, job title, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration eligible (other than any such arrangements under which payments are at the discretion of the Target Companies)). Except as set forth on Schedule 4.18(c), no employee is a party to a written employment Contract with a Target Company and each is employed “at will”. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)        Schedule 4.18(d) sets forth a list of all individual independent contractors (including consultants) currently engaged by any Target Company as of the date hereof, along with a high-level description of the services provided, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), and to the extent permissible under applicable Laws, each such independent contractor has entered into customary covenants regarding confidentiality, restrictive covenants and assignment of Intellectual Property rights in inventions developed in connection with such contractor’s work for any Target Company in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. Each such independent contractor is terminable on thirty (30) days’ notice or less, without any obligation of any Target Company to pay severance or a termination fee.

4.19       Benefit Plans.

(a)         Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of a Target Company as of the date hereof (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials, except to the extent that such amount would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with respect to any person or entity other than another Target Company, nor does any Target Company have any Liability with respect to any collectively-bargained for benefit plans, whether or not subject to the provisions of ERISA.

(b)        Each Company Benefit Plan is and has been operated in compliance with all applicable Laws, including ERISA and the Code, except for any noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or is based on a pre-approved plan for which the pre-approved plan sponsor has received a favorable opinion letter). To the Company’s Knowledge, no fact exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)       With respect to each Company Benefit Plan that covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the current summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation, if any; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d)       With respect to each Company Benefit Plan: (i) to the Knowledge of the Company, no breach of fiduciary duty that could reasonably be expected to result in a Material Adverse Effect to any Target Company has occurred; (ii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that would reasonably be likely to result in a Material Adverse Effect to any Target Company, excluding transactions effected pursuant to a statutory or administration exemption.

(e)        During the six (6) year period preceding the Effective Time, no Target Company or any of their ERISA Affiliates has maintained, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Target Company nor any ERISA Affiliate has incurred any Liability, contingent or otherwise, under Title IV of ERISA and, to the Company’s Knowledge, no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)        With respect to each Company Benefit Plan that is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law); and (ii) each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g)        The consummation of the Transactions will not, by itself: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(h)        Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in each case in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

(i)         Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto (including electronic execution and delivery); (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

4.20      Environmental Matters. Except as set forth in Schedule 4.20 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)        Each Target Company is and has been since January 1, 2020, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit.

(b)         No Target Company is the subject of any outstanding Order with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. Except for any Company Real Property Lease, no Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)         No Action has been commenced or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)         No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly operated or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)        To the Knowledge of the Company, there is no investigation of the business, operations, or currently operated or leased property of a Target Company or previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)        The Company has made available to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.

4.21     Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers, employees or trustees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as officers, directors, managers, employees or trustees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Related Person owns any real property, Personal Property, or right, tangible or intangible (including Intellectual Property) that is used in the business of any Target Company and no Related Person has a right to any of the foregoing property. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.

4.22       Insurance.

(a)        Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company as of the date hereof relating to a Target Company or its business, products, properties, assets, liabilities, directors, officers and employees (other than insurance policies associated with Company Benefit Plan), copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.  In the two (2) years preceding the date of this Agreement, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)        Schedule 4.22(b) identifies each individual insurance claim in excess of $200,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to a Target Company. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years, no Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

4.23      Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24      Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022, and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies on a consolidated basis (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies on a consolidated basis (the “Top Suppliers”) along with the amounts of such dollar volumes. As of the date of this Agreement, (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer in any material respect.

4.25       Certain Business Practices.

(a)        No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf, has directly or indirectly given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)        The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)       No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC, and no Target Company has in the last three (3) fiscal years, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26      Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27      Finders and Brokers. Except as set forth in Schedule 4.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, any Target Company or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

4.28       Healthcare Industry Matters.

(a)         Each Target Company is, and has been since January 1, 2021, in compliance in all material respects with all applicable healthcare Laws, including: (i) the Federal Food, Drug, and Cosmetic Act; (ii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq., 42 U.S.C. §1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 and all amendments thereto (“HIPAA”), laws governing billing and submission of a claim for reimbursement to any federal health care program as defined in 42 U.S.C. § 1320a-7b(f) including Medicare, Medicaid, TRICARE, worker’s compensation, and all other government contracting agencies, and any comparable state or local Laws) and; (iii) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). No Target Company has received written notification of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of any Target Company is in material violation of any applicable Healthcare Law.

(b)       All material preclinical and clinical investigations conducted or sponsored by any Target Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations, and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c)       All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by each Target Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, Permits and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. As of the date of this Agreement, no Actions that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against any Target Company or, to the Company’s Knowledge, any officer, employee, contractor, supplier (in their capacities as such) or other entities or individuals performing research or work on behalf of any Target Company. No Target Company is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(d)        No Target Company has received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, any Target Company.

(e)        As of the date of this Agreement, no data generated by any Target Company with respect to its products is the subject of any written regulatory Action, either pending or threatened in writing, by any Governmental Authority relating to the truthfulness or scientific integrity of such data.

(f)         To the Company’s Knowledge, no product manufactured or distributed by any Target Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), or (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Healthcare Law). Since January 1, 2021, neither any Target Company nor, to the Company’s Knowledge, any of their respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar written correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority. No manufacturing site owned by any Target Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is or has been since January 1, 2019, subject to a shutdown or import or export prohibition imposed by the FDA or another regulatory authority.

4.29       Product Liability.

(a)         Each product manufactured, sold or delivered by any Target Company in conducting its business has been in all material respects in conformity with all product specifications all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Target Company has any material Liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Company Financials. No Target Company has sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)         To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, no Target Company has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Target Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, no Target Company has committed any act or omission which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of a Target Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Target Company.

4.30     Takeover Statutes.  The Company Board has taken all necessary action to ensure that the restrictions on business combinations that are contained in Section 78.411 through Section 78.444 of the BCA and Section 203 of the DGCL will not apply to this Agreement, the Transactions, including by approving this Agreement, the Merger and the other Transactions.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

4.31      Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.32     Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the press releases or filings with the SEC relating to the Transactions will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.33     No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Securities, the business of the Target Companies, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE V
COVENANTS

5.1         Access and Information.

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably  interfere with the business or operations of the Target Companies.

(b)         During the Interim Period, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

(c)         Notwithstanding the foregoing, neither Purchaser nor the Company shall be required to provide such access if it reasonably determines that it would (i) cause a violation of any Contract, as applicable, (ii) constitute a violation of any applicable Law, or (iii) cause a material risk of disclosure of any information that in the reasonable judgment of Purchaser or the Company, as applicable, would result in the disclosure of any Trade Secrets of Third Parties.  Nothing herein shall require the Company or its Subsidiaries or Purchaser to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Person existing as of the date of this Agreement (provided that such party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

(d)         Parent and the Company shall comply with, and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

5.2         Conduct of Business of the Company.

(a)         Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take commercially reasonable measures to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)       Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than (A) any issuance of Company Securities that does not increase the Merger Consideration and (B) the issuance of Company Common Stock upon the exercise of Company Options, Company Warrants and Company Convertible Notes outstanding as of the date hereof in accordance with their existing terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)       split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any Third Party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(v)        other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans (A) increase the wages, salaries or compensation of its Senior Vice Presidents and above other than in the ordinary course of business, consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, (C) materially increase other benefits of employees generally other than in the ordinary course of business, or (D) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or other employee, other than in the ordinary course of business consistent with past practice;

(vi)      make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its method of Tax accounting, in each case except as required by applicable Law or in compliance with GAAP;

(vii)      (A) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) or (B) except as contemplated by this Agreement, take any action, which action would reasonably be expected to prevent or impede any other aspect of the Intended Tax Treatment;

(viii)     transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Owned Intellectual Property (excluding lapses or terminations of Contracts pursuant to the terms thereof), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(ix)       terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(x)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi)        establish any Subsidiary or enter into any new line of business;

(xii)      fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii)     revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv)     waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(xv)       close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvi)    acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii)     make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xviii)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Company Material Contract or Company Benefit Plan in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2;

(xix)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)     take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)    except as required by this Agreement, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii)    authorize or agree to do any of the foregoing actions.

5.3       No Control of the Company’s Business. Purchaser acknowledges and agrees that: (a) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing; (b) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations; and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 5.1, Section 5.2, or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

5.4         Conduct of Business of the Purchaser.

(a)        Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.4(a), the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take commercially reasonable measures to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.4(a), nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)       Without limiting the generality of Section 5.4(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 5.17) or as set forth on Schedule 5.4(a), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, the issuance of securities in connection with any PIPE Investment (or any other action or transaction by the Purchaser undertaken with the consent of the Company in accordance with Section 5.16) existing terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)       split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any Third Party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)       make or rescind any material election relating to material Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its method of Tax accounting, in each case except as required by applicable Law or in compliance with GAAP;

(vi)       (A) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) or (B) except as contemplated by this Agreement, take any action, which action would reasonably be expected to prevent or impede any other aspect of the Intended Tax Treatment;

(vii)      amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii)     terminate, waive or assign any material right under any Purchaser Material Contract;

(ix)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         establish any Subsidiary or enter into any new line of business;

(xi)       fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)      revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xiii)     waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(xiv)    acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv)       make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xvi)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.4 during the Interim Period;

(xviii)   enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)       authorize or agree to do any of the foregoing actions.

5.5          Public Filings. During the Interim Period, each of the Purchaser and the Company will keep current and timely file all of their respective public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use their respective reasonable best efforts prior to the Closing (a) with respect to Purchaser, to maintain the listing of the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Warrants on Nasdaq, and (b) with respect to the Company, to maintain the listing of the Company Common Stock on the OTC Markets; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Class A Common Stock and the Purchaser Warrants.

5.6          No Solicitation.

(a)        No Solicitation or Facilitation of Proposals. Except as set forth in this Section 5.6, until the Specified Time, neither the Company, any of its Subsidiaries, nor any of its or their respective directors, officers and employees shall, and the Company shall direct its other Representatives not to, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly:

(i)        solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; or

(ii)        other than informing Persons of the existence of the provisions of this  Section 5.6, enter into, continue or otherwise participate in any discussions or negotiations regarding, conduct, engage in, or furnish to any Person any non‑public information for the purpose of encouraging or facilitating, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Takeover Proposal.

The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.6 by any Representative of the Company or any of its Affiliates shall be deemed a breach of the Company’s obligations set forth in this Section 5.6.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company may in response to an unsolicited bona fide written Takeover Proposal (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, or (y) prohibit the Company from satisfying its obligations hereunder, and (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Takeover Proposal; provided, however, that the Company Board has determined that the failure to take the actions contemplated by this sentence would be more likely than not to violate its fiduciary obligations under applicable Law.

(b)         Notice to Purchaser. The Company shall promptly (and in any event within three (3) Business Days) advise Purchaser orally, with written confirmation to follow, of: (i) the Company’s receipt of any written Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal, including any financing terms; and (iv) the identity of the Person making any such Takeover Proposal. The Company will keep Purchaser reasonably informed in all material respects of any material developments with respect to any Takeover Proposal (and any subsequent amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. The Company shall, as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Company Board that a Takeover Proposal is a Superior Proposal, notify Purchaser of such determination.

(c)          No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i)         the Company Board shall not, except as set forth in this Section 5.6, withhold, withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Board Recommendation;

(ii)        the Company Board shall not fail to include the Company Board Recommendation in the Joint Proxy Statement;

(iii)       the Company Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such tender or exchange offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d‑9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 5.6(c) or a Company Adverse Recommendation Change);

(iv)       the Company Board shall not, except as set forth in this Section 5.6, adopt, approve, endorse or recommend, or publicly announce an intention to adopt, approve, endorse or recommend, any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal;

(v)        following the date of receipt of any Takeover Proposal or the date any material modification thereto is first made public, the Company Board shall not have failed to issue a press release that expressly reaffirms the Company Board Recommendation within five (5) Business Days following the Company’s receipt of Purchaser’s written request to do so (any action described in clauses (i) through (v), a “Company Adverse Recommendation Change”); and

(vi)      the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar Contract (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Takeover Proposal.

(vii)      Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time, the Company Board may make a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and giving due consideration to the revisions to the terms of this Agreement to which Purchaser has committed in writing, that the failure to do so would more likely than not violate the Company Board’s fiduciary duties under applicable Law, only if the following conditions are satisfied:

(1)       the Company shall have first provided Purchaser an Intervening Event Notice at least five (5) Business Days in advance advising Purchaser that the Company intends to make a Company Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and specifying, in reasonable detail, the Intervening Event;

(2)        during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), the Company and its Representatives shall negotiate in good faith with Purchaser and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by Purchaser so that a failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(3)       Purchaser does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and financial advisors), cause the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the day that is three (3) Business Days after such material change); and

(4)        following the Intervening Event Notice Period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event continues to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(viii)     Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time if, in response to a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of this Agreement that does not arise from a material breach of this Section 5.6 and has not been withdrawn, the Company Board determines in good faith (1) after consultation with outside legal counsel and its financial advisor, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be more likely than not to violate the Company Board’s fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change, only if, in either such case, the following conditions are satisfied:

(1)       the Company shall have first provided to Purchaser a Superior Proposal Notice at least five (5) Business Days in advance advising Purchaser that the Company Board is prepared to effect a Company Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and providing Purchaser with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal;

(2)     during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Company Adverse Recommendation Change, the Company and its Representatives shall negotiate in good faith with Purchaser and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by Purchaser intended by Purchaser to cause such Takeover Proposal to no longer constitute a Superior Proposal;

(3)        Purchaser does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and financial advisors), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and

(4)       following the Superior Proposal Notice Period, the Company Board shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by Purchaser, (x) after consultation with outside legal counsel and its financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal, and (y) after consultation with outside legal counsel and financial advisors, that the failure to make a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(d)        Certain Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Adverse Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Adverse Recommendation Change other than in accordance with Section 5.6(c).

(e)        Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to: (i) cease immediately all discussions, communications and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or would reasonably be expected to lead to, a Takeover Proposal, (ii) within three (3) Business Days of the date of this Agreement, request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the three (3) month period immediately preceding the date hereof and (iii) immediately terminate all access granted to any such Persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 5.6.

(f)         Purchaser Non-Solicitation. During the Interim Period, in order to induce the Company to continue to commit to expend management time and financial resources in furtherance of the Transactions, Purchaser shall not, and shall cause its Representatives not to, without the prior written consent of the Company, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Business Combination, (ii) furnish any non-public information regarding Purchaser or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than the Company or its Representatives) in connection with or in response to a Business Combination, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, a Business Combination, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Business Combination, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to a Business Combination, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which Purchaser is a party.

(g)        Purchaser Notice. Purchaser shall notify the Company as promptly as practicable (and in any event within three (3) Business Days) in writing of the receipt by Purchaser or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Business Combination or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in a Business Combination, and (ii) any request for non-public information relating to Purchaser or its Affiliates in connection with any Business Combination, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Purchaser shall keep the Company promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, Purchaser shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Business Combination and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7       Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any Third Party (including any Governmental Authority) alleging (i) that the Consent of such Third Party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non- occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied at the Closing or the satisfaction of those conditions being delayed past the Outside Date; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.8         Efforts.

(a)        Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b)         As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(c)         Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.9         Tax Matters.

(a)         Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) to which the Purchaser and the Company are parties within the meaning of Section 368(b) of the Code (and the Treasury Regulations). None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries and Affiliates not to) take any action, or fail to take any action, that causes, or could reasonably be expected to cause, the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) to which the Purchaser and the Company are parties within the meaning of Section 368(b) of the Code (and the Treasury Regulations). The Parties intend to report and shall report, for federal income tax purposes, and shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment, unless otherwise required by a change in Law or by a Tax authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)         If, in connection with the preparation and filing of the Registration Statement (as defined below), the Joint Proxy Statement (as defined below) or other similar filing, the SEC requires that tax opinions be prepared and submitted, the Purchaser and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to Baker Donelson, Bearman, Caldwell & Berkowitz, PC and Faegre Drinker Biddle & Reath LLP (or, in each case, other nationally recognized tax counsel), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement, the Joint Proxy Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement, the Joint Proxy Statement or other similar filing.

5.10      Transfer Taxes. The Purchaser shall pay for and bear any sales, use, real property transfer, stamp, stock transfer, or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Merger or other Transactions.

5.11      Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12       Registration Statement.

(a)         As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Joint Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Class A Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a joint proxy statement (as amended, the “Joint Proxy Statement”) for the purpose of (x) soliciting proxies from the Purchaser Stockholders for the matters to be voted upon at the Purchaser Special Meeting and providing the Purchaser Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters (as defined below), and (y) soliciting proxies from the Company Stockholders for the matters to be acted upon at the Company Special Meeting. The Joint Proxy Statement shall include proxy materials for the purpose of:

(i)        soliciting proxies from Purchaser Stockholders to vote, at a special meeting of Purchaser Stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (1) the Purchaser Charter Amendments, (2) this Agreement and the Transactions, including the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Class A Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (3) the change of name of the Purchaser, (4) the Purchaser Equity Plan, (5) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.14 hereof, (6) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other Transactions (the approvals described in foregoing clauses (1) through (6), collectively, the “Purchaser Stockholder Approval Matters”), and (7) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser; and

(ii)       soliciting proxies from Company Stockholders to vote, at a special meeting of Company Stockholders to be called and held for such purpose (the “Company Special Meeting”), in favor of resolutions approving (1) this Agreement and the Transactions, including the Merger, by the Company Stockholders in accordance with the Company’s Organizational Documents, the BCA and the rules and regulations of the SEC and OTC Markets, and (2) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other Transactions (the approvals described in foregoing clauses (1) through (2), collectively, the “Company Stockholder Approval Matters”), and (3) the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of Company.

(b)        If on the date for which the Purchaser Special Meeting or the Company Special Meeting is scheduled, Purchaser or the Company, as applicable, has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval or the Required Company Stockholder Approval, as applicable, whether or not a quorum is present, Purchaser or Company, as applicable, may make one or more successive postponements or adjournments of the Purchaser Special Meeting and Company Special Meeting, as applicable.

(c)         In connection with the Registration Statement, Purchaser and Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Company’s Organizational Documents, the DGCL, the BCA and the rules and regulations of the SEC, Nasdaq and OTC Market.

(d)        Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall incorporate any comments made by the Company (and its counsel) with respect to the Target Companies, the Company Special Meeting and the Company Stockholder Approvals Matters and consider any such comments relating to other matters that are timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(e)       The Purchaser shall cause any information concerning the Purchaser or its stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct in all material respects and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Each of Purchaser and Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting, the Company Special Meeting and the Redemption, as applicable. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior review of such amendment or supplement by the Company.

(f)         Each of the Purchaser and Company, with the reasonable and timely assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement, including the Joint Proxy Statement, and shall otherwise use its commercially reasonable efforts to cause the Registration Statement, including the Joint Proxy Statement, to become effective. Each of the Purchaser and the Company shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that the Purchaser, the Company or any of their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, including the Joint Proxy Statement, the Purchaser Special Meeting, the Company Special Meeting and the Redemption promptly after the receipt of such comments and shall give such other Party(and its counsel) a reasonable opportunity under the circumstances to review and timely comment on any proposed written or material oral responses to such comments, and the Purchaser and the Company, as applicable, shall consider any such comments timely made in good faith under the circumstances.

(g)         As soon as practicable after the SEC confirms that it has no further comments on the Registration Statement and the Registration Statement becomes effective, (i) Purchaser shall distribute the Registration Statement to the Purchaser Stockholders and the Company shall distribute the Registration Statement to the Company Stockholders, and (ii) Purchaser and Company shall call the Purchaser Special Meeting and the Company Special Meeting, respectively in accordance with the DGCL and BCA, as applicable, for a date as soon as reasonably practicable following the effectiveness of the Registration Statement.  Each of Purchaser and the Company shall use its reasonable best efforts to solicit from the Purchaser Stockholders and the Company Stockholders, as applicable, proxies in favor of the Required Purchaser Stockholder Approval prior to the Purchaser Special Meeting and the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Purchaser Stockholder Approval and the Required Company Stockholder Approval, including enforcing the Sponsor Voting Agreement and the Company Voting Agreements.

(h)       The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. The Purchaser shall apply for, and shall take commercially reasonable actions to cause, the Purchaser Class A Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq as of the Closing.

(i)        The Company shall comply with all applicable Laws, any applicable rules and regulations of OTC Markets, the Company’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Joint Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Company Special Meeting.

5.13       Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions. Neither the Purchaser nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq or OTC Market rules, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement; provided, however, that such consent shall not be required, and neither the Company nor Purchaser shall be required to consult with the other in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Notwithstanding the foregoing, without the prior consent of the other Parties, the Company or the Purchaser may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Person. Each of Purchaser and the Company will issue a joint press release announcing the execution of this Agreement promptly after the date hereof.

5.14       Post-Closing Board of Directors and Executive Officers.

(a)        The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of the individuals set forth on Schedule 5.14(a). At or prior to the Closing, the Purchaser will provide each member of the Post-Closing Purchaser Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing (or if later, upon such director’s appointment).

(b)       The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.15       Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub and the Company or any of the Company’s Subsidiaries, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub, Company or any of the Company’s Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub, Company or any of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub, Company or any of the Company’s Subsidiaries, to the extent permitted by applicable Law. The provisions of this Section 5.15 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)         For the benefit of the directors and officers of the Purchaser and Merger Sub, the Purchaser shall, at or prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Purchaser or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.  For the benefit of the directors and officers of the Company or any of the Company’s Subsidiaries, the Company shall, at or prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Company shall, and after Closing Purchaser shall cause the Company to, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the Company D&O Tail Insurance.

(c)        The obligations of the Purchaser and the Company under this Section 5.15 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person to whom this Section 5.15 applies without the written consent of such affected D&O Indemnified Person. The covenants contained in this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal Representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.15. Purchaser shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.15, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such D&O Indemnified Person is not entitled to be indemnified pursuant to this Agreement.

5.16      Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by the Purchaser from any PIPE Investment shall first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses (including cash amounts, if any, payable to the IPO Underwriter and any legal fees) of the IPO, (c) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser and (d) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash, together with any other cash of Purchaser or the Company, will be used, first to pay any then-remaining Expenses of the Parties and, thereafter, be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.17       PIPE Investment.

(a)         During the Interim Period, each of the Purchaser and the Company shall solicit mutually acceptable PIPE Investors to enter into Subscription Agreements with the Purchaser on the terms set forth on Schedule 5.17(a) or on such other terms as may be mutually acceptable to the Purchaser and the Company; provided that the Purchaser shall enter into Subscription Agreements with the PIPE Investors that offer the best terms to the Purchaser (as long as such terms are at least as favorable to the Purchaser as the terms set forth on Schedule 5.17(a) or are otherwise mutually agreed by Purchaser and the Company) regardless of whether the Purchaser or the Company has identified such PIPE Investors.  If either Party identifies PIPE Investors, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with entering into Subscription Agreements with such PIPE Investors and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by the Purchaser.  During the Interim Period, neither the Purchaser nor the Company shall enter into any Contract with a PIPE Investor without the prior written consent of the other Party, as applicable, with such consent not to be unreasonably withheld, delayed or conditioned.

(b)        After any Subscription Agreements are executed by the parties thereto, the Purchaser shall use its commercially reasonable efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. The Purchaser shall not terminate, or amend or waive in any material respect any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements (it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (x) reduces the PIPE Investment from any PIPE Investor or (y) imposes new or additional conditions or otherwise expands, or adversely amends or modifies any of the conditions to the receipt of the PIPE Investment). Each of the Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements.

(c)         The Purchaser shall give the Company prompt (and, in any event, within two (2) Business Days) written notice: (i) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any actual, threatened or anticipated breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. The Purchaser shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Effective Time.

5.18      Takeover Statutes. Unless the Company Board has made a Company Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement or any Transaction, each of Purchaser, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

5.19      Rule 16b-3. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

5.20       Additional Agreements.

(a)        Prior to the Closing, the Purchaser shall file with the Delaware Secretary of State an amendment to its Certificate of Incorporation in the form attached as (i) Exhibit E-1 hereto (the “Class B Charter Amendment”), which amendment shall be filed prior to the Closing Date upon approval by the holders of the Purchaser Class B Common Stock; (ii) Exhibit E-2 hereto (the “Net Tangible Assets Charter Amendment”), which amendment shall be filed prior to the Closing Date upon approval by the Purchaser Stockholders following approval at the Purchaser Special Meeting; and (iii) Exhibit E-3 hereto (the “Purchaser Closing Date Charter Amendment” and, together with the Class B Charter Amendment and the Net Tangible Assets Charter Amendment, the “Purchaser Charter Amendments”), which amendment shall be filed with the Delaware Secretary of State immediately after the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to Section 1.2.

(b)        Prior to the Closing, the Purchaser and certain Company Stockholders who will be Affiliates of the Purchaser immediately after the Closing shall enter into a registration rights agreement in a form to be reasonably acceptable to the Purchaser and the Company (the “Registration Rights Agreement”) to provide such Company Stockholders with registration rights that are substantially similar in all material respects to, and pari passu with, the registration rights of the Sponsor pursuant that that certain Registration Rights Agreement, dated as of July 27, 2021, by and among the Purchaser, the Sponsor and certain securityholders named therein.

(c)       Prior to the Closing, the Purchaser shall use its commercially reasonable efforts to enter into voting and non-redemption agreements, substantially in the form attached as Exhibit G hereto, with such Purchaser Stockholders as mutually agreed by Purchaser and the Company.

(d)         The Purchaser shall use its commercially reasonable efforts to obtain the approval of the Amendment to Warrant Agreement from the requisite holders of the Purchaser Public Warrants.

(e)        Prior to the Closing, the Company shall use its commercially reasonable efforts to negotiate with the holders of the Company Warrants and the Company Convertible Notes to cause such Company Warrants and Company Convertible Notes to be amended, exercised, converted or exchanged, as applicable, into shares of Company Common Stock.

5.21       No Trading.  Each of the Company and the Purchaser acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser or the Company, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.

5.22      Company Convertible Notes.  The Company shall, at or promptly following the Closing, pay in full the outstanding balance, including any interest thereon, owed under the Company Convertible Notes set forth on Schedule 6.1(i)(A).

ARTICLE VI
CLOSING CONDITIONS

6.1       Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)        Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters set forth in Section 5.12(a)(i) that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Joint Proxy Statement and the Purchaser Organizational Documents shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser Organizational Documents, applicable Law and the Joint Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b)        Required Company Stockholder Approval. The Company Stockholder Approval Matter set forth in Section 5.12(a)(ii)(1) that is submitted to the vote of the Company Stockholders at the Company Special Meeting in accordance with the Joint Proxy Statement and the Company’s Organizational Documents shall have been approved by the requisite vote of the Company Stockholders at the Company Special Meeting in accordance with the Company’s Organizational Documents, applicable Law and the Joint Proxy Statement (the “Required Company Stockholder Approval”).

(c)        Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 6.1(c) shall have each been obtained or made.

(d)        No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(e)         Purchaser Charter Amendments. The Purchaser Charter Amendments shall have been filed with the Secretary of State of the State of Delaware, and evidence of such filings shall have been provided to Purchaser and the Company.

(f)         Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.14.

(g)        Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h)         Nasdaq Listing. The shares of Purchaser Class A Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance, for the period after the Closing Date.

(i)        Company Convertible Notes.  Holders of 80% or more of the Company Convertible Notes with a maturity date occurring after the Closing Date (not including the Company Convertible Notes set forth on Schedule 6.1(i)(A)), measured by number of shares of Company Common Stock into which such Company Convertible Notes may be converted, shall have agreed to convert their Company Convertible Notes into shares of Company Common Stock immediately prior to the Effective Time.

(j)         Company Warrants.  Holders of 80% or more of the Company Warrants that would be outstanding on the Closing Date, measured by number of shares of Company Common Stock issuable upon exercise in respect of such Company Warrants in the aggregate, shall have agreed to convert their Company Warrants into shares of Company Common Stock immediately prior to the Effective Time.

6.2      Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)        Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)        Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.

(d)         Fairness Opinion. The Purchaser shall have delivered a fairness opinion of the Purchaser Financial Advisor, in form and substance reasonably satisfactory to the Company.

(e)         PIPE Investment and Purchaser Non-Redemption. Upon the Closing, the Purchaser shall have at least $12,000,000 resulting from (i) proceeds from Purchaser Class A Common Stock that has not been redeemed in the Redemption and (ii) proceeds of the PIPE Investment, on terms mutually acceptable to the Purchaser and the Company.

(f)          Closing Deliveries.

(i)        Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii)        Registration Rights Agreement. The Company shall have received a copy of a Registration Rights Agreement duly executed by the Purchaser.

(iii)       Purchaser Charter Amendments. The Company shall have received evidence of the filing of the Purchaser Charter Amendments with the Secretary of State of Delaware.

(iv)       Amendment to Lock-Up Agreement.  The Company shall have received a copy of an amendment to the Letter Agreement in the form attached as Exhibit H, duly executed by the Purchaser, the Sponsor and the other parties identified therein (the “Purchaser Letter Agreement Amendment”), and such Purchaser Letter Agreement Amendment shall be in full force and effect as of the Closing Date.

(v)        Amendment to Warrant Agreement.  The Company shall have received a copy of the amendment to that certain Warrant Agreement, dated as of July 27, 2021, between the Purchaser and the Exchange Agent (the “Purchaser Amendment to Warrant Agreement”) in the form attached as Exhibit I, pursuant to which Sponsor has agreed to exchange all of its Purchaser Private Warrants for 400,000 shares of Purchaser Class A Common Stock and holders of at least fifty percent (50%) of the Purchaser Public Warrants have agreed to exchange all of the Purchaser Public Warrants for 450,336 shares of Purchaser Class A Common Stock.

6.3       Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)         Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)         Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement.

(d)         Certain Ancillary Documents. Each Company Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)         Closing Deliveries.

(i)         Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii)       Waiver of Underwriter Liability. The Purchaser shall have received a waiver from the IPO Underwriter in a form acceptable to Purchaser providing for the IPO Underwriter’s waiver of any liability of the Purchaser.

6.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND EXPENSES

7.1         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time as follows:

(a)         by mutual written consent of the Purchaser and the Company;

(b)         by written notice by either the Purchaser or the Company if any of the conditions of the other Party to the Closing set forth in Article VI have not been satisfied or waived by February 28, 2024 (the “Outside Date”);

(c)        by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)        by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)         by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)        by written notice by Purchaser to the Company if: (i) the Company Board effects a Company Adverse Recommendation Change; (ii) (A) the Company Board approves, endorses or recommends to the Company’s Stockholders a Superior Proposal or (B) a tender offer or exchange offer for any outstanding shares of Company capital stock is commenced before obtaining the Required Company Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the Company’s Stockholders within ten (10) Business Days after commencement; or (iii) if there shall have been a material breach of Section 5.6;

(g)        by written notice by the Company to Purchaser prior to the receipt of the Required Company Stockholder Approval, if prior to or substantially concurrent with such termination, (i) the Company shall have paid the applicable Termination Fee pursuant to Section 7.3 and (ii) the Company substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of Section 5.6 and that remained a Superior Proposal following the Company’s compliance with the provisions set forth in Section 5.6;

(h)        by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser Stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(i)         by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or

(j)         by written notice by the Company to the Purchaser, if (i) a Form 25 relating to the delisting of the shares of Purchaser Class A Common Stock from Nasdaq shall have been filed, and (ii) the shares of Purchaser Class A Common Stock shall not have been approved for listing on Nasdaq after the filing of such Form 25, subject to official notice of issuance, within the earlier of (A) thirty (30) days after the date on which the Form 25 is filed or (B) the Outside Date.

7.2        Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (a) Sections 5.1(d), 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (b) nothing herein other than Section 7.3(b) shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement, in either case, prior to the termination of this Agreement (in each case of clauses (a) and (b) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1 or to receive payment of a Termination Fee pursuant to Section 7.3.

7.3         Fees and Expenses.

(a)         Subject to Section 8.1 and except as otherwise set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any costs and expenses relating to the PIPE Investment.

(b)         The Company shall pay, or cause to be paid, to Purchaser (or its designee(s)) by wire transfer of immediately available funds an amount equal to $2,500,000 (the “Termination Fee”), if:

(i)          this Agreement is terminated by the Company pursuant to Section 7.1(g), in which case payment shall be made before or concurrently with such termination;

(ii)         the Agreement is terminated by Purchaser pursuant to Section 7.1(f), in which case payment shall be made within two (2) Business Days following such termination; or

(iii)      (A) after the date of this Agreement, first, a Takeover Proposal with respect to the Company is made, proposed or communicated to the Company Board or management, or is publicly made, proposed or communicated or otherwise becomes publicly known; (B) second, this Agreement is terminated by either the Company or Purchaser pursuant to Section 7.1(b) or 7.1(i), or by Purchaser pursuant to Section 7.1(e); and (C) third, within twelve (12) months of such termination (1) any transaction included within the definition of a Takeover Proposal with respect to the Company is consummated or (2) the Company enters into a definitive agreement providing for the consummation of any transaction within the definition of Takeover Proposal, in each case whether or not involving the same Takeover Proposal or the Person or group making the Takeover Proposal referred to in clause (A); provided, that for purposes of clause (C), the term “Takeover Proposal” shall have the meaning assigned to such term in Article X, except that all references to “15%” in such definition shall be deemed references to “50%”, in which case payment shall be made within two (2) Business Days following such termination.

(c)       The Company acknowledges that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Purchaser would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee is required to be paid as a result of a termination of this Agreement, then, Purchaser’s right to receive payment of the Termination Fee pursuant to Section 7.3(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Purchaser and its Affiliates for (i) the damages suffered as a result of the failure of the Transactions to be consummated and (ii) any other damages suffered as a result of or in connection with this Agreement and the Transactions, and upon payment of the Termination Fee in accordance with this Section 7.3, none of the Company or any of its Affiliates, respective current or former stockholders, directors, officers, employees, agents, advisors or other Representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not impair the rights of Purchaser, if any, to obtain an order of specific performance prior to any valid termination of this Agreement. The Parties acknowledge and agree that in no event will (A) the Company be required to pay the Termination Fee on more than one (1) occasion or (B) the Company have Liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Termination Fee for breaches of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise). Under no circumstances shall Purchaser (or any of its equityholders or other Person) be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and the Termination Fee.

ARTICLE VIII
WAIVERS AND RELEASES

8.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and the Purchaser each hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s Public Stockholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Class A Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within thirty-six (36) months after the closing of the IPO,  (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf of any of them, or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE IX
MISCELLANEOUS

9.1       No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2        Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by a reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

SEP Acquisition Corp.
3737 Buffalo Speedway
Suite 1750
Houston, TX 77098
Attn: Andrew White
Telephone No.: 713-715-6820
Email: info@seplp.com

with a copy (which will not constitute notice) to:

Baker Donelson, Bearman, Caldwell & Berkowitz, PC
1600 West End Avenue
Suite 2000
Nashville, TN 37203
Attn: Tonya Mitchem Grindon
Attn: Nathan Kibler
Attn: Andrew Yonchak
Telephone No.: 615-726-5600
Email: tgrindon@bakerdonelson.com
Email: nkibler@bakerdonelson.com
Email: dyonchak@bakerdonelson.com

If to the Company, to: SANUWAVE Health, Inc. 11495 Valley View Road Eden Prairie, Minnesota 55344 Attn: Morgan C. Frank, Chief Executive Officer Email:
with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Ben A. Stacke
Attn:  Jonathan Nygren
Email: ben.stacke@faegredrinker.com
Email: jon.nygren@faegredrinker.com

If to the Purchaser after the Closing, to: SANUWAVE Health, Inc. 11495 Valley View Road Eden Prairie, Minnesota 55344 Attn: Morgan C. Frank, Chief Executive Officer Email:
with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Ben A. Stacke
Attn:  Jonathan Nygren
Email: ben.stacke@faegredrinker.com
Email: jon.nygren@faegredrinker.com

9.3        Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4        Third Parties. Except (a) as provided in Section 5.15 (Indemnification of Directors and Officers; Tail Insurance), and (b) for the provision of Section 1.10, (which, only from and after the Effective Time, shall be for the benefit of holders of Company Securities), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5        Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof)) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.2. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7        Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Notwithstanding the foregoing, the Purchaser agrees that its rights under this Section 9.7 shall terminate upon its acceptance of the Termination Fee.

9.8        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9         Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

9.10      Waiver. The Purchaser, on behalf of itself and its Affiliates, and the Company, on behalf of itself and its Affiliates, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11       Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12      Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.13     Disclosure Schedules. It is specifically acknowledged that the Purchaser Disclosure Schedules and the Company Disclosure Schedules may expressly provide exceptions to a particular Section of Article III or Article IV notwithstanding that the Section does not state “except as set forth on Schedule ‘__’” or words of similar effect. Notwithstanding anything to the contrary contained in the Purchaser Disclosure Schedules, the Company Disclosure Schedules or in this Agreement, the information and disclosures set forth in the Purchaser Disclosure Schedules and the Company Disclosure Schedules shall be deemed to be an exception or qualification with respect to the correspondingly numbered or lettered representation, warranty or covenant in this Agreement to which they refer and any other applicable representations, warranties and covenants contained in this Agreement only to the extent such disclosures have sufficient detail that it is reasonably apparent from the face of such disclosure (without investigation or the need to examine any referenced documents) that such disclosure is applicable thereto.

9.14      Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE X
DEFINITIONS

10.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Houston, Texas are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles” means the Articles of Incorporation of the Company, as amended and effective under the BCA, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Convertible Notes” means the convertible promissory notes of the Company that, by their terms, contemplate the conversion of such convertible promissory notes into shares of Company Stock, including the convertible promissory notes identified on Annex A attached hereto.

“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants, the Company Convertible Notes and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the Company’s Amended and Restated 2006 Stock Incentive Plan, as amended from time to time.

“Company Option” means an option to purchase Company Common Stock granted pursuant to the Company Equity Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Warrants, the Company Convertible Notes and any other Company Convertible Securities outstanding immediately prior to the Effective Time.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of the Company.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrants” means any warrants to purchase Company Common Stock.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between the Company and Purchaser, dated as of April 28, 2023.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), in each case only if legally binding.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” means, subject to Section 1.9(f), the following ratio (rounded to four decimal places):  the quotient obtained by dividing (a) (i) the Merger Consideration plus (ii) (A) the Aggregate Exercise Price, divided by (B) 10, by (b) the Company Fully Diluted Shares, in which:

(1)        “Aggregate Exercise Price” means the sum of (a) the sum of the exercise prices of all in-the-money Company Options; and (b) the sum of the exercise prices of all in-the-money Company Warrants, in each case outstanding as of immediately prior to the Effective Time.

(2)        “Company Fully Diluted Shares” means the sum of (i) the number of shares of Company Stock that are issued and outstanding (other than any Company Securities cancelled pursuant to Section 1.09); (ii) the number of shares of Company Stock issuable upon the exercise of in-the-money Company Options outstanding (whether or not then vested or exercisable); (iii) the number of shares of Company Stock issuable upon the exercise of in-the-money Assumed Warrants outstanding; and (iv) the number of shares of Company Stock issuable upon conversion of the Assumed Convertible Notes, in each case as of immediately prior to the Effective Time.

“Copyrights” means any works of authorship, mask works, designs and other equivalent rights in any of the foregoing, and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“DGCL” means the Delaware General Corporation Law.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety (with respect to exposure to Hazardous Substances), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. References to a specific provision of ERISA shall include such section and any valid regulation promulgated thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent Agreement” means the agreement entered into between the Purchaser and the Exchange Agent for the purpose of exchanging the shares of Company Common Stock for Stockholder Merger Consideration pursuant to this Agreement.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that are required to be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was reasonably foreseeable to the Company Board as of or prior to the date of this Agreement (or, if known, the consequences or timing of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and results in the standalone financial condition of Company and its Subsidiaries, taken as a whole, being materially more favorable to the stockholders of the Company than this Agreement and the Transactions and (ii) does not relate to or involve (A) a Takeover Proposal or (B) any changes in the market price, or change in trading volume, of the Company Common Stock, or the Company exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice” means a prior written notice of an Intervening Event delivered by the Company to Purchaser in accordance with Section 5.6(c)(vii).

“Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.6(c)(vii)).

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of July 27, 2021, and filed with the SEC on July 29, 2021 (File No. 33-254726).

“IPO Underwriter” means Needham & Company, LLC, the lead underwriter in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (a) the Company, the actual knowledge of Morgan Frank and Toni Rinow, after reasonable inquiry of personnel and review of internal documents or (b) the Purchaser, the actual knowledge of Andrew White, after reasonable inquiry of personnel and review of internal documents.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter Agreement” means that certain Letter Agreement, dated July 27, 2021, by and among the Purchaser, Sponsor and the other parties identified therein.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) changes in Law or other legal or regulatory conditions, or the interpretation thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees; (viii) any actions taken or failure to take action, in each case, to which Purchaser has expressly requested or consented to (with respect to a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole) or to which the Company has expressly requested or consented to (with respect to a Material Adverse Effect on the Purchaser), or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (ix) any breach of this Agreement by Parent or Merger Sub with respect to a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or by the Company or its Subsidiaries with respect to a Material Adverse Effect on the Purchaser; provided further, however, that (x) any event, occurrence, fact, condition, or change referred to in clauses (i)-(v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses and (y) any event, occurrence, fact, condition, or change referred to in clause (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the same impacted geographic region. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority, in each case only if legally-binding.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate or memorandum of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“OTC Markets” means over-the-counter markets of OTCQX, OTCQB and the Pink Open Market.

“OTCQB” means the OTCQB marketplace trading system as part of the OTC Markets.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) Liens on real property (including recorded or unrecorded easements, rights of way, covenants, conditions, licenses and reservations, and any matters that would be disclosed by a current, accurate survey or physical inspection of such real property) that do not materially interfere with the present uses of such real property, or (g) zoning, building codes and other land-use Laws regulating the use or occupancy of any real property or the activities conducted thereon and which are not violated by the current use or occupancy of any such real property.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Equity Plan” means the Purchaser’s incentive plan in the form attached hereto as Exhibit F.

“Purchaser Organizational Documents” means the organizational documents of Purchaser, including, but not limited to the Purchaser’s Certificate of Incorporation and Bylaws.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Warrants” means the 7,850,000 warrants sold by the Purchaser at the time of the IPO to the Sponsor.

“Purchaser Public Warrants” means one-half of one (1) whole warrant that was included as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Class A Common Stock, the Purchaser Preferred Stock, the Purchaser Private Warrants and the Purchaser Public Warrants, collectively.

“Purchaser Stockholders” means, collectively, the holders of Purchaser Securities.

“Purchaser Units” means the units issued in the IPO consisting of one (1) share of Purchaser Class A Common Stock and one (1) Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants.

“Qualified Person” means any Person making a bona fide Takeover Proposal, that did not result from a material breach of Section 5.6, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants) acting on such person’s behalf, agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who (a) is an executive officer or director of the Company, (b) is an Affiliate of any Company Stockholder who is an executive officer or director of the Company, as listed on Schedule 10.01.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Specified Time” means the earlier of (i) the time that this Agreement is terminated in accordance with the terms hereof and (ii) receipt of the Required Company Stockholder Approval.

“Sponsor” means Mercury Sponsor Group I LLC.

“Sponsor Note” means that certain Revolving Promissory Note, dated as of October 11, 2022, issued by the Purchaser in favor of the Sponsor in the original principal amount of up to $1,000,000.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means a bona fide written Takeover Proposal (but substituting “more than 50%” for “15%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act), which did not result from a material breach of Section 5.6 and that the Company Board determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by the Company Board in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by Purchaser prior to the time of determination that would be immediately binding on Purchaser upon acceptance by the Company and execution of definitive documents), (i) are more favorable to the Company and its stockholders (solely in their capacities as such), from a financial point of view, than the Transactions, and (ii) the Company Board believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the Person or group making the proposal.

“Superior Proposal Notice” means a prior written notice of a Superior Proposal delivered by the Company to Purchaser in accordance with Section 5.6(c)(viii).

“Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.6(c)(viii)).

“Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a Third Party or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 15% or more of the Company’s assets, revenues, or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of the Company’s assets, revenues or earnings, (iii) a direct or indirect purchase or sale of shares of capital stock or other securities (including the Company Common Stock) representing 15% or more of the voting power of the capital stock of the Company or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, other than, for the avoidance of doubt, any PIPE Investment, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the Transactions.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, production, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Third Party” means any Person or group other than the Parties and their Affiliates.

“Trade Secrets” means information that derives independent economic from not being generally known and is the subject of reasonable efforts to maintain its secrecy.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” means, collectively, the Merger and the other transactions expressly contemplated by this Agreement or any of the Ancillary Documents.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 27, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

10.2        Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	5.6(c)(vi)
Articles of Merger	1.2
Assumed Convertible Note	1.7
Assumed Warrant	1.9(e)
BCA	Recitals
Business Combination	8.1
Closing Date	2.1
Closing	2.1
Class B Charter Amendment	5.20(a)
Company	Preamble
Company Adverse Recommendation Change	5.6(c)(v)
Company Benefit Plan	4.19(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Book-Entry Shares	1.10(a)
Company Certificates	1.10(a)
Company D&O Tail Insurance	5.15(b)
Company Disclosure Schedules	Article IV
Company Financials	4.7(b)
Company Intellectual Property	4.13(a)
Company IP License	4.12(a)(xiii)
Company Lock-Up Agreement	Recitals
Company Material Contracts	4.12(a)
Company Owned Intellectual Property	4.13(b)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Public Certifications	4.7(a)
Company Real Property Leases	4.15
Company SEC Reports	4.7(a)
Company Special Meeting	5.12(a)
Company Stockholder Approval Matters	5.12(a)(ii)
Company Voting Agreements	Recitals
D&O Indemnified Persons	5.15(a)
Dissenting Shares	1.13
Dissenting Stockholders	1.13
Effective Time	1.2
Employment Laws	4.18(b)
Enforceability Exceptions	3.2(a)
Environmental Permits	4.20(a)
Exchange Agent	1.10(a)
Exchange Fund	1.10(a)
Expenses	7.3(a)
Extension	5.4(a)
Healthcare Laws	4.28(a)
HIPAA	4.28(a)
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	4.7(b)
Interim Period	5.1(a)
IT Systems	4.13(h)
Joint Proxy Statement	5.12(a)
Leased Real Property	4.15
Letter of Transmittal	1.10(b)
Merger Consideration	1.8
Merger Sub	Preamble
Merger	Recitals
Net Tangible Assets Charter Amendment	5.20(a)
OFAC	3.20(c)

Outside Date	7.1(b)
Party(ies)	Preamble
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing Purchaser Board	5.14(a)
Public Certifications	3.6(a)
Public Stockholders	8.1
Purchaser Amendment to Warrant Agreement	6.2(f)(v)
Purchaser Charter Amendments	5.20(a)
Purchaser Closing Date Charter Amendment	5.20(a)
Purchaser D&O Tail Insurance	5.15(b)
Purchaser Disclosure Schedules	Article III
Purchaser Financial Advisor	3.24
Purchaser Financials	3.6(b)
Purchaser Letter Agreement Amendment	6.2(f)(iv)
Purchaser Material Contract	3.14(a)
Purchaser Option	1.9(d)(i)
Purchaser SEC Reports	3.6(a)
Purchaser Special Meeting	5.12(a)(i)
Purchaser Stockholder Approval Matters	5.12(a)(i)
Purchaser	Preamble
Redemption	5.12(a)
Registered IP	4.13(a)
Registration Rights Agreement	5.20(b)
Registration Statement	5.12(a)
Related Person	4.21
Released Claims	8.1
Required Company Stockholder Approval	6.1(b)
Required Purchaser Shareholder Approval	6.1(a)
SEC April Warrant Statement	3.6(a)
Specified Courts	9.5
Sponsor Debt Conversion Agreement	Recitals
Sponsor Voting Agreement	Recitals
Stockholder Merger Consideration	1.8
Subscription Agreements	Recitals
Termination Fee	7.3(b)
Surviving Corporation	1.1
Top Customers	4.24
Top Suppliers	4.24
Transmittal Documents	1.10(d)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

SEP ACQUISITION CORP.

By:	/s/ R. Andrew White
Name: R. Andrew White
Title: Chief Executive Officer

Merger Sub:

SEP ACQUISITION HOLDINGS INC.

By:	/s/ R. Andrew White
Name: R. Andrew White
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

The Company:

SANUWAVE HEALTH, INC.

By:	/s/ Morgan Frank
Name: Morgan Frank
Title: Chairman, Chief Executive Officer

[Signature Page to Merger Agreement]